Exhibit 99.1

Trunkbow Announces Third Quarter2013 Unaudited Financial Results

Conference Call Scheduled for November 15, 2013 at 8:00 a.m. EST

BEIJING --November 14, 2013 -- Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Services ("MVAS") in the PRC, today announced unaudited financial results for the third quarter ended September 30, 2013.

ThirdQuarter2013Financial Highlights

•	Gross revenues were $6.2million, compared with $9.0million in the third quarter of 2012.

•	MPS gross revenues for the quarter were $0.7million, compared with $0.6million in the third quarter of 2012.

•	MVAS gross revenues were $5.5 million, compared with $8.5million a year ago.

•	Gross profit was $5.4million, compared with $7.0 million in the third quarter of 2012.

•	Gross margin was88.5%, compared with 78.6% in the third quarter of 2012.

•	Net income was $4.1 million, or $0.11 per basic and diluted share, compared with $3.2 million, or $0.09 per basic and diluted share in the third quarter of 2012.

Third Quarter 2013 and Recent Business Highlights

•	Trunkbow’s total merchant installed base was over 5,400 as of quarter-end, including approximately 180 merchants who are implementing Trunkbow’s mobile applet solution.

•	The Company estimates approximately 20 mobile apps incorporating this technology are currently available to iOS and Android smartphone users, with approximately 160 others in development.

•	Entered final stage of construction for cloud data center in Guangzhou. The Company expects to launch its e-cloud business through this data center in early 2014.

•	Continued the construction of a second cloud data center. The Shanghai-based center is expected to be fully operational in 2014.

To date, no decisions have been made with respect to the Company’s response to the going-private proposal previously announced on November 2, 2012. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company will provide relevant updates with respect to the going-private transaction or any other transaction as appropriate.

Third Quarter 2013 Results

Gross revenue in the third quarter of 2013 was $6.2 million, compared with gross revenue of $9.0 million in the same period a year ago. The decline in gross revenue was primarily attributable to a decrease in systems integration revenue from the Company’s MVAS platforms. Revenue from MVAS declined to $5.5 million, from $8.5 million for the third quarter of 2012, primarily as a result of the reduction in MVAS software sales related to SMS/phone-call management and mobile business card offerings. Revenue from the Company’s MPS offerings totaled $0.7 million, compared with $0.6million in the third quarter of 2012. The increase in MPS revenue was due to increased MPS software sales.

Cost of revenues in the third quarter of 2013 was $0.7 million, compared with $1.9 million in the same period of 2012. The decrease in cost of revenues was primarily attributable to a reduction in sales of MVAS integration and the associated decrease in equipment costs.

Gross profit in the third quarter of 2013totaled $5.4million, compared with $7.0million in the third quarter of 2012. As a percentage of net revenue, gross margin was 88.5% in the third quarter of 2013, compared with 78.6% in the year-ago period. The increase in gross margin was attributable to the decrease in system integration revenues, which carry higher hardware costs.

Operating expenses in the third quarter of 2013 were $0.7million, compared with $3.3 million in the third quarter of 2012. The decrease in operating expenses was primarily attributable to a reversal of $1.0 million in allowance for doubtful debt and lower advertising and promotion expenses, as well as continued implementation of well as cost control measures.

Operating income was $4.7 million and $3.7 million for the third quarter of 2013 and 2012, respectively.

Net income attributable to Trunkbow was $4.1 million in the third quarter of 2013, compared with $3.2 million in the same period of 2012. Earnings per basic and diluted share was$0.11in the third quarter of 2013,compared with $0.09 in the same period of 2012, both based on 36.8 million basic and diluted shares outstanding.

Balance Sheet and Cash Flow

As of September 30, 2013, the Company had $1.9 million in cash and cash equivalents, compared with $0.8 million as of December 31, 2012. As of September 30, 2013, the Company had working capital of approximately $57.2 million and total stockholders' equity of $99.3 million. Accounts receivable on September 30, 2013 totaled approximately $50.8million.As of November 14, 2013, the Company had collected approximately $10.3million of these outstanding receivables.

NasdaqNotice of Compliance

On June 28, 2013, the Company received a letter from the Nasdaq Stock Market LLC (“Nasdaq”), which stated that, based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets the requirement set forth in Nasdaq Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1 per share. On October 3, 2013, the Company received a letter from the Nasdaq, which stated that, for the last 10 consecutive business days, from September 29, 2013 through October 2, 2013, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company regained compliance with Listing Rule 5450(a)(1).

Conference Call

The Company will host a conference call to discuss financial results for the third quarter ended September 30, 2013 on November 15, 2013 at 8:00 a.m. EST. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (866) 586-2813. International callers should dial +61 2 8524 6650. The passcode required is 10585190.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on November 15, 2013. To access the replay, please dial +1 (855) 452-5696, international callers dial +61 2 8199 0299, and enter the passcode 10585190.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, status of its pending “go-private” transaction, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The results the Company is providing today are preliminary and unaudited and are subject to the conclusion of the audit of our financial statements, and could differ materially from the results disclosed today. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information
In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms. Alice Ye, Chief Financial Officer	Ms. Brandi Floberg
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail: trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW –

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,926,440	$783,074
Accounts receivable, net	50,803,056	46,240,651
Advances to suppliers, net	9,527,310	12,478,788
Prepayments	401,534	496,372
Other current assets	1,866,047	9,717,929
Loans to third parties	9,459,944	4,787,116
Due from directors	417,132	9,350
Inventories	8,569,191	5,506,740
Assets held for sale	3,925,051	3,817,913
Deferred tax asset	1,095,268	942,028
Total current assets	87,990,973	84,779,961
Property and equipment, net	36,294,169	30,425,160
Land use right, net	5,902,259	5,831,641
Intangible assets, net	1,129,774	271,894
Long-term prepayment	262,544	368,985
TOTAL ASSETS	$131,579,719	$121,677,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,556,525	$2,655,395
Accrued expenses and other current liabilities	4,016,408	3,983,227
Short-term loans	17,855,772	11,175,196
Due to directors	98,269	106,141
Taxes payable	7,228,616	6,857,978
Total current liabilities	30,755,590	24,777,937
Deferred revenue	1,548,139	1,505,881
Total liabilities	32,303,729	26,283,818
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred Stock: par value $0.001, authorized 10,000,000 shares, none issued and outstanding at September 30, 2013 and December 31, 2012, respectively	0	0
Common Stock: par value $0.001, authorized 190,000,000 shares, 36,807,075 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	36,807	36,807
Additional paid-in capital	39,671,966	39,671,966
Appropriated retained earnings	6,461,938	6,461,938
Unappropriated retained earnings	46,973,689	45,713,187
Accumulated other comprehensive income	6,131,590	3,509,925
Total stockholders’ equity	99,275,990	95,393,823
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$131,579,719	$121,677,641

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$6,242,978	$9,048,886	$13,639,958	$21,817,127
Less: Business tax and surcharges	105,292	168,007	278,372	406,000
Net revenues	6,137,686	8,880,879	13,361,586	21,411,127
Cost of revenues	704,206	1,898,626	4,685,009	3,968,955
Gross profit	5,433,480	6,982,253	8,676,577	17,442,172
Operating expenses
Selling and distribution expenses	344,884	662,343	1,336,439	2,535,720
General and administrative expenses	933,426	2,087,644	5,632,776	5,898,692
Reversal of allowance for doubtful debts	(1,000,000)	0	(1,000,000)	0
Research and development expenses	439,415	517,891	1,371,204	1,576,808
	717,725	3,267,878	7,340,419	10,011,220
Income from operations	4,715,755	3,714,375	1336,158	7,430,952
Other income (expenses)
Interest income	609	58,734	3,250	174,305
Interest expense	(301,172)	(297,059)	(917,438)	(733,193)
Refund of value-added tax	234,195	6,597	1,001,738	1,549,765
Government grants	35,975	178,478	117,369	300,427
Other income	5,128	37,160	27,061	92,710
Other expenses	(4,925)	0	(44,823)	(12,391)
	(30,190)	(16,090)	187,157	1,371,623
Income before income tax expense	4,685,565	3,698,285	1,523,315	8,802,575
Income tax expense	574,035	516,246	262,813	1,104,951
Net income	4,111,530	3,182,039	1,260,502	7,697,624
Foreign currency translation fluctuation	723,427	(163,043)	2,621,665	360,261
Comprehensive income	$4,834,957	$3,018,996	$3,882,167	$8,057,885
Weighted average number of common shares outstanding
Basic	36,807,075	36,807,075	36,807,075	36,807,075
Diluted	36,807,075	36,807,075	36,807,075	36,813,912
Earnings per share
Basic	$0.11	$0.09	$0.03	$0.21
Diluted	$0.11	$0.09	$0.03	$0.21

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$1,260,502	$7,697,624
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	809,238	739,581
Provision for doubtful debts	988,194	1,908,674
Impairment of intangible assets	252,716	0
Deferred taxes	(123,524)	(175,335)
Changes in operating assets and liabilities:
Accounts receivable	(4,223,484)	(5,778,091)
Advances to suppliers	2,036,269	3,017,886
Prepayments	107,350	(1,311,965)
Other current assets	7,857,901	(2,920,921)
Due from directors	(402,211)	713,968
Inventories	(2,870,036)	(728,629)
Long-term prepayment	115,274	2,225,864
Accounts payable	(1,158,100)	(17,497)
Accrued expenses and other current liabilities	592,835	386,447
Amounts due to directors	(10,709)	(2,251)
Taxes payable	175,868	(710,814)
Deferred revenue	0	1,503,640
Net cash flows used in operating activities	5,408,083	6,548,181
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	(5,536,811)	(18,819,394)
Collection of loans to third parties	1,206,292	(791,390)
Payment on loans to third parties	(5,524,817)	0
Cash advance received from sale of property	1,238,460	0
Net cash flows used in investing activities	(8,616,876)	(19,610,784)
Cash flows from financing activities
Proceeds from bank loans	12,778,679	7,267,819
Repayment of bank loan	(6,494,650)	0
Proceeds from loans from third parties	193,007	0
Repayment of loans from third parties	(2,101,875)	0
Net cash flows provided by financing activities	4,375,161	7,267,819
Effect of exchange rate fluctuation on cash and cash equivalents	(23,002)	(5,666)
Net increase in cash and cash equivalents	1,143,366	(5,800,450)
Cash and cash equivalents – beginning of the year	783,074	6,139,589
Cash and cash equivalents – end of the period	$1,926,440	$339,139
Supplemental disclosure of cash flow information
Cash paid for interest	$1,140,070	$733,193
Cash paid for income taxes	$685,628	$1,619,878